Exhibit 99.1

BioSpecifics Technologies Corp. Announces Presentation of
Additional Phase III Data from XIAFLEX® Clinical Trials for
Peyronie’s Disease at SMSNA/ISSM Joint Annual Meeting

– Patient-reported Peyronie’s Disease Bother Consistently High Regardless of Degree of Penile
Curvature Deformity –

– Data and 3-D Photography Presented from Open-label Study –

LYNBROOK, NY – August 27, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX in the U.S. and XIAPEX® in Europe and Eurasia, today announced that additional data will be presented from the Phase III clinical program of XIAFLEX for the treatment of Peyronie's disease conducted by BioSpecifics’ partner Auxilium Pharmaceuticals, Inc. (Auxilium) and known as IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies). These data will be presented at two oral presentations at the Sexual Medicines Society of North America (SMSNA)/International Society for Sexual Medicine (ISSM) Joint Annual Meeting on August 27 and 29, 2012 in Chicago, IL.

“These data highlight the psychological severity of this condition, which currently has no FDA-approved pharmaceutical therapy, and complement the positive top-line Phase III results from the two IMPRESS clinical trials that we reported in June,” commented Thomas L. Wegman, President of BioSpecifics. “We are excited about the potential for XIAFLEX as the first and only biologic therapy for the treatment of Peyronie’s disease and we look forward to Auxilium’s submission of the sBLA filing to the FDA by the end of this year.”

Peyronie's disease can be a physically and psychosocially devastating disorder that may result in deformity of the penis, sexual dysfunction, pain, emotional distress, and loss of self-esteem and depression. To measure the impact of Peyronie's disease on a patient, the IMPRESS clinical trials utilized a proprietary Peyronie's Disease Questionnaire (PDQ) developed with the U.S. Food and Drug Administration (FDA). One domain of the PDQ is patient bother, which is the patient-reported bother relating to various aspects of Peyronie’s disease including pain or discomfort with erection, appearance of the erect penis, difficulty when attempting intercourse and less frequent intercourse. The analysis to be presented at the SMSNA/ISSM meeting focuses on the level of patient bother associated with Peyronie's disease as related to the degree of curvature deformity. As reported by Auxilium:

  At baseline, results showed that all degrees of curvature deformity evaluated in the studies may be associated with high levels of bother and distress.

  Specifically, more than half (58 percent) of patients with lesser levels of curvature deformity (30 to60 degrees) reported that they were “very bothered” or “extremely bothered” about their condition. Additional results showed that 73 percent of patients with curvature deformity of 60 to 90 degrees were also “very bothered” or “extremely bothered” about their condition.

  A high level of patient-reported moderate to severe distress over Peyronie’s disease was also noted among subjects with curvature deformity of 30 to 60 or 60 to 90 degrees (80.5 percent and 90.5 percent, respectively).

These data will be presented at the SMSNA/ISSM meeting by Dr. Larry Lipshultz, entitled “Relationship of Baseline Penile Curvature Deformity Severity and Symptom Bother Observed in Patients with Peyronie's Disease” on August 29, 2012.

In addition, photographs and data will presented from a subset of IMPRESS patients involved in the first study ever to use 3-D photographic technology for 360 degree assessment of penile curvature deformity in PD patients. The sub-study was conducted as part of an open-label phase III study allowing physicians to visualize the changes in penile curvature deformity for a patient after each XIAFLEX treatment cycle, including images from the patient's perspective. Patients were followed for 36 weeks and penile curvature deformity was 3-D photographed prior to each treatment cycle and at the end of the study. The results from this open-label sub-study were consistent with the double-blind placebo-controlled studies.

These data were presented at the SMSNA/ISSM meeting by Dr. Ridwan Shabsigh, entitled “Three-Dimensional Imaging to Document Improvement in Penile Curvature Deformity in Patients with Peyronie's Disease Treated in a Phase III Study With Collagenase Clostridium Histolyticum” on August 27, 2012.

For more details on the additional data from the IMPRESS Phase III clinical program, please refer to the press release issued today by Auxilium. Additional details about both presentations and the SMSNA/ISSM Joint Annual Meeting can be found at www.smsna.org/meetings/2012/default.aspx.

Auxilium expects to file a supplemental Biologics License Application (sBLA) with the FDA for XIAFLEX in the treatment of Peyronie’s disease by the end of 2012. If approved by the FDA, XIAFLEX is expected to be the first and only biologic therapy indicated for this condition.

About the IMPRESS Global Development Plan for XIAFLEX in Peyronie’s Disease

IMPRESS, an acronym for The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies, is Auxilium's late stage global development plan for XIAFLEX and consists of four clinical studies. Results from the two randomized, double-blind, placebo-controlled phase III studies, IMPRESS I and II, were announced in June 2012 and demonstrated statistically significant improvements in both co-primary endpoints of the trials, including percent improvement from baseline in penile curvature deformity compared to placebo and change from baseline (improvement) in the Peyronie's disease bother domain of Auxilium’s PDQ compared to placebo. These two studies enrolled over 800 patients combined at 64 sites in the U.S. and Australia in less than five months, with a 2:1 ratio of XIAFLEX to placebo.

There is also one open label study, which enrolled at least 250 patients, at approximately 30 sites in the U.S., EU and New Zealand, and one pharmacokinetic study, which enrolled approximately 20 patients who were then enrolled into the open label study. XIAFLEX was administered two times a week every six weeks for up to four treatment cycles (2 x 4). Each treatment cycle was followed by a penile modeling procedure. Patients were followed for 52 weeks post-first injection in the double-blind studies and will be followed for 36 weeks in the open label and pharmacokinetic trials.

About Peyronie’s Disease

Peyronie's disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can cause the penis to curve during erection, and may make sexual intercourse difficult or impossible in advanced cases. Significant psychological distress is common among sexually active patients with Peyronie's disease. Currently, there are no FDA-approved pharmaceutical therapies for this condition.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase (XIAFLEX®) for twelve clinical indications. Currently, XIAFLEX is marketed in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is also in clinical development for the treatment of several additional promising indications. Auxilium has reported positive top-line results from two recently completed Phase III clinical trials for Peyronie's disease and is also testing XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is currently managing the clinical development of XIAFLEX for the treatment of human lipoma and canine lipoma, which are both in Phase II clinical trials. Auxilium has entered into three strategic partnerships for development and commercialization outside the U.S. of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease. Pfizer Inc. has rights in Europe and Eurasia and injectable collagenase is currently marketed as XIAPEX® for Dupuytren’s contracture in select European countries. Asahi Kasei Pharma Corporation has rights in Japan and Actelion Pharmaceuticals Canada Inc. has rights in Canada, Australia, Brazil and Mexico. For more information, please visit www.biospecifics.com.

Forward Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing for Auxilium’s filing of a supplemental Biologics License Application (sBLA) for Peyronie’s disease and the potential of XIAFLEX as a treatment for Peyronie’s disease. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium to achieve its objectives for XIAFLEX; the timing of regulatory filings, including Auxilium’s filing with the FDA of an sBLA for XIAFLEX in the treatment of Peyronie’s disease, and regulatory action; the market for XIAFLEX in, and initiation and outcome of clinical trials for, Peyronie’s disease, as well as additional indications including frozen shoulder, cellulite, human lipoma and canine lipoma; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first and second quarters of 2012, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com